Exhibit 99.1

For Immediate Release

Contact:	Patrick A. Reynolds
Director of Investor Relations
(706) 649-4973

Synovus Reports 18.9% Increase in Net Income for Second Quarter 2006

Financial Services Segment’s Net Income Growth of 21.7% Continues the Excellent Pace for the Year

Columbus, Ga., July 19, 2006 — Synovus’ second quarter earnings grew 18.9% over the second quarter 2005 to $152.8 million, which represented earnings per share growth of 15.0% to $.47 per share, Synovus’ Chief Executive Officer Richard E. Anthony announced today.

“The first half of 2006 has confirmed our excellent growth momentum with the Synovus Financial Services segment providing the key drivers for an outstanding second quarter,” said Anthony. “Excellent credit quality, strong loan growth, and margin expansion drove the earnings momentum in the quarter for the Financial Services segment.”

Return on assets for the quarter was 2.07% and return on equity was 18.45% for the second quarter 2006, compared to 1.98% and 18.70%, respectively, in the same period last year. Shareholders’ equity at June 30, 2006 was $3.37 billion, which represented a very strong 11.05% of quarter-end assets. Total assets ended the quarter at $30.5 billion, an increase of 14.3% from the same period last year.

Financial Services’ net income was up 21.7 % over the second quarter last year. Net interest income grew 20.6% over the second quarter last year as the net interest margin expanded to 4.39% from last quarter’s excellent 4.32% level. The reported net interest margin is primarily due to increased yields on the variable rate portion of the loan portfolio, which is approximately 58% of total loans. Total core deposit growth (excludes brokered time deposits) was 14.3% over last year. Fundamental core deposit growth (excluding acquisitions) was 9.9% over 2005. Total loans grew 15.5% over last year, while fundamental loan growth was 11.5% year over year.

Asset quality continued the excellent trend that began in 2004. The net charge-off ratio was 0.17% compared to 0.27% last quarter and 0.37% in the second quarter of last year. The ratio of nonperforming assets to loans and other real estate was 0.48%, compared to 0.45% last quarter and 0.51% in the second quarter last year. The allowance for loan losses was 1.33% of loans, which provides coverage of 353% of nonperforming loans. The provision for loan losses covered net charge-offs by 1.95x for the quarter.

Financial Services’ non-interest income was up 10.9% over the second quarter last year with increases in bankcard fees of 16.2% and brokerage and investment banking revenue of 13.0%. Mortgage banking revenue was up 9.1%, service charges on deposit accounts were up 5.0%, and fiduciary and asset management fees – which include trust, financial planning and asset management fees – were up 3.5%, compared to the second quarter last year. Financial Services’ non-interest expense was up 21.0%

Post Office Box 120 / Columbus, GA 31902

www.synovus.com

Synovus Reports 18.9% Increase in Net Income for Second Quarter/p. 2

compared to the second quarter of 2005, due to the $3.7 million impact of stock-based compensation expense and other increases in personnel expenses from our expansion of the branch network. The efficiency ratio was 50.6% for the quarter compared to 49.5% for the second quarter last year.

TSYS reported net income of $57.4 million for the second quarter 2006 compared to $50.6 million last year, a 13.4% increase. Diluted earnings per share for the quarter increased to $0.29 up from $0.26 last year, a 13.3% increase. During the quarter, TSYS expanded its global footprint to 76 countries with the acquisition of London-based Card Tech, Ltd., now known as TSYS Card Tech. Additionally, in the quarter, TSYS reached a long-term agreement with Wachovia Corporation to provide core processing and other related services in support of their re-entry into the consumer credit-card line of business. TSYS Acquiring Solutions reached agreements with Delta Payment Solutions and New England Bankcard Association to provide merchant processing services and renewed a long term relationship with Heartland Payment Systems, one of the nation’s largest providers of merchant acquiring services.

Anthony concluded, “As a result of the second quarter performance, we are confident in our expectation to be at the higher end of 12 – 14% earnings per share growth for 2006. This expectation includes the estimated impact of expensing the fair value of stock options beginning in 2006 as well as expenses associated with restricted stock awards. The incremental (as compared to 2005) after-tax expense for both options and restricted stock awards in 2006 is estimated at 5 cents per diluted share. For the remainder of 2006, we expect that the Federal Reserve is at or near the end of its tightening cycle, that the credit environment will remain favorable, and TSYS will perform within its range of guidance. Our retail banking initiative, which we implemented in 2005, is expanding core retail deposit growth, home equity loan growth, and fee income from retail product sales this year. As we look into the remainder of 2006, an important initiative is the acceleration of commercial and industrial customer growth. Our focus for this initiative is to grow C&I loans and to broaden existing relationships with the cross sale and penetration of specialty products such as corporate cash management, asset–based loans, and capital markets products. Synovus will continue to focus on growing deposits, managing the loan growth, quality and mix, maintaining a strong margin, expanding fee income and continuing to refine our processes to improve efficiencies. With our very dedicated and highly motivated team members and our strong balance sheet, we believe we are in position to achieve high earnings performance throughout the year and beyond.”

Synovus will host an earnings highlights conference call at 4:30 pm EDT, on July 19, 2006. Shareholders and other interested persons may listen to this conference call via simultaneous Internet broadcast at www.synovus.com by clicking on the “Live Webcast” icon. You may download RealPlayer or Windows Media Player (free download available) prior to accessing the actual call or the replay. The replay will be archived for 12 months and will be available 30-45 minutes after the call.

Synovus (NYSE: “SNV”) is a diversified financial services holding company with over $30 billion in assets based in Columbus, Georgia. Synovus provides integrated financial services including banking, financial management, insurance, mortgage and leasing services through 40 banks and other Synovus offices in Georgia, Alabama, South Carolina, Florida and Tennessee; and electronic payment processing through an 81-percent stake in TSYS (NYSE: “TSS”), one of the world’s largest companies for outsourced payment services. Synovus has been named one of “The 100 Best Companies To Work For” in America by FORTUNE magazine, and has been recognized in its Hall of Fame for consecutive appearances on the list since its inception in 1998. In 2005, Synovus was also named as one of “America’s Most Admired Companies”. See Synovus on the Web at www.synovus.com.

Post Office Box 120 / Columbus, GA 31902

www.synovus.com

Synovus Reports 18.9% Increase in Net Income for Second Quarter/p. 3

This press release contains statements that constitute “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934 as amended by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among others, statements regarding Synovus’ expected growth in earnings per share for 2006, Synovus’ belief that it is in a position to achieve high earnings performance, and the assumptions underlying such statements, including, with respect to Synovus’ expected increase in earnings per share for 2006, that the Federal Reserve is at or near the end of its tightening cycle; a favorable credit environment; TSYS’ earnings growth in the 21 – 23 % range; and incremental (as compared to 2005) equity-based compensation expense of approximately 5 cents per diluted share. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. A number of important factors could cause actual results to differ materially from those contemplated by the forward- looking statements in this press release. Many of these factors are beyond Synovus’ ability to control or predict. These factors include, but are not limited to, competitive pressures arising from aggressive competition from other financial service providers; factors that affect the delinquency rate on Synovus’ loans and the rate at which Synovus’ loans are charged off; changes in the cost and availability of funding due to changes in the deposit market and credit market, or the way in which Synovus is perceived in such markets; inflation, interest rate, market and monetary fluctuations; TSYS’ earnings growth is lower that anticipated; the strength of the United States economy in general and the strength of the local economies in which Synovus conducts operations may be different than expected; the timely development of competitive new products and services and the acceptance of such by customers; Synovus’ inability to control expenses; a deterioration in credit quality or a reduced demand for credit; the costs and effects of litigation, regulatory investigations, or similar matters, or adverse facts and developments related thereto; the impact of the application of and/or changes in accounting principles; the effects of changes in government policy, laws and regulations, or the interpretation or application thereof, including restrictions and/or limitations arising from banking laws, regulations and examinations; changes in consumer spending, borrowing and saving habits; technological changes; and the impact on Synovus’ business, as well as on the risks set forth above, of various domestic or international military or terrorist activities or conflicts. Additional factors that could cause actual results to differ materially from those contemplated in this press release can be found in Synovus’ filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. We do not assume any obligation to update any forward-looking statements as a result of new information, future developments or otherwise.

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Post Office Box 120 / Columbus, GA 31902

www.synovus.com